Exhibit 99.1

December 9, 2013

Paul Jones to retire as executive chairman of A. O. Smith Corporation; Ajita Rajendra named chairman, president, and chief executive officer

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) announced today that Executive Chairman Paul W. Jones has decided to retire following the company’s Annual Shareholders Meeting in April 2014.

The company’s Board of Directors has elected Ajita G. Rajendra as chairman of the Milwaukee-based water technology company effective upon Jones’ retirement. Rajendra will continue to serve as president and chief executive officer of the company. Jones will remain a member of the company’s Board of Directors.

“Paul has been a visionary leader since joining A. O. Smith nearly 10 years ago,” Bruce M. Smith, lead director for A. O. Smith Corporation, observed. “He was instrumental in guiding the transformation of A. O. Smith into a global water technology company, a decision that lays the groundwork for accelerated growth in the future.

“He also has done a tremendous job of rewarding our shareholders,” Smith pointed out. “A. O. Smith’s net income increased from $46 million the year he joined the company to $234 million in 2012, and this highly profitable growth contributed to a total stock return of 521 percent since he became chief executive officer in December 2005.

“The board feels very confident about the company’s future with Ajita as our ninth chairman and chief executive officer,” Smith continued. “He and Paul have worked together nearly nine years in shaping the company’s strategy. He has proven to be a dynamic leader and strong executive with an in-depth grasp of our business, our customers, and the industries we serve.”

Jones was named executive chairman of the corporation in January 2013 with responsibilities for the company’s strategy development, mergers and acquisitions, investor relations, and developing executive talent in addition to chairing the Board of Directors.

He joined A. O. Smith in January 2004 as president and chief operating officer and was named to the company’s Board of Directors in December of that year. He was named chairman and chief executive officer in December 2005.

In addition to the A. O. Smith board, he is a member of the Federal-Signal Corporation and the Integrys Energy Corporation Boards of Directors. He is one of the co-founders of the Milwaukee Water Council and serves as the Wisconsin chair of the Alliance for Regional Development.

Jones will remain active in the Milwaukee-area community serving on several non-profit boards, including the Boys and Girls Clubs of Greater Milwaukee, The United Way of Greater Milwaukee, and Children’s Hospital of Wisconsin. During 2012, he served as co-chair of the United Way of Greater Milwaukee community campaign.

Rajendra joined A. O. Smith in February 2005 as president of its Water Products Company, a manufacturer of residential and commercial water heaters and boilers, and was named an executive vice president of the corporation in 2006. He assumed the position of president and chief operating officer in August 2011 and was elected to the company’s Board of Directors in December of that year. He was named president and chief executive officer of the company in January 2013.

Rajendra is a member of the Board of Directors of Donaldson Company, a manufacturer of filtration products headquartered in Minneapolis, Minn., and is the former chairman of the Air-conditioning, Heating, and Refrigeration Institute (AHRI).

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance,” “aspirations” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: uncertain costs, savings and timeframes associated with the plant rationalization in Canada; uncertain costs, savings and timeframes associated with the implementation of the new Enterprise Resource Planning system; potential weakening in the high efficiency boiler segment in the U. S.; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s replacement markets; strength or duration of any recoveries in U. S. residential or commercial construction; a slowdown in the Chinese economy; foreign currency fluctuations; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, offering a comprehensive line featuring leading brands in North America and China. In addition, the company manufacturers water treatment products for residential and light commercial applications, primarily for Asia. A. O. Smith, headquartered in Milwaukee, Wis., employs approximately 10,900 people at operations in the U. S., Canada, Mexico, India, China, the Netherlands, the United Kingdom, and Turkey.